SECURITIES AND EXCHANGE COMMISSION

                 WASHINGTON, D.C. 20549

                       FORM 8-K

                     CURRENT REPORT



 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported):  January 26, 1995


                    LSI LOGIC CORPORATION
     (Exact name of registrant as specified in its charter)


       Delaware                    0-11674                94-2712976
(State or other jurisdiction      (Commission                (IRS
Employer  of incorporation)         File Number)        Identification No.)


         1551 McCarthy Blvd., Milpitas, California 95035
            (Address of principal executive offices)


Registrant's telephone number, including area code   (408) 433-8000

                       Not Applicable
   (Former name or former address, if changed since last report)



Item 5 Other Events

   On January 26, 1995 LSI Logic Corporation (the "Company"), in a move designed to accelerate the expansion of sub-micron manufacturing capacity to meet increased customer demand, announced that it had acquired the shares it does not already own from Kawasaki Steel Corporation ("KSC") in Nihon Semiconductor, Inc. ("NSI"). The Company does not expect the buyout to have a meaningful impact on 1995 earnings expectations by securities analysts.

  The Company had been a 55% shareholder of NSI, a manufacturing joint venture first announced in 1985 between the Company and KSC. The joint venture managed and operated two high-volume manufacturing facilities in Tsukuba, Japan. Both semiconductor factories now will be under the sole ownership of the Company.

 "Strong demand over the past several quarters for our semiconductor products based upon our leading-edge 0.5 micron and 0.6 micron process technologies had prompted us to want to accelerate our manufacturing capacity timetable, which this buyout will allow us to do at NSI," said Wilfred J. Corrigan, chairman and chief executive officer of the Company.

  In commenting on the relationship with KSC, Mr. Corrigan said "Kawasaki Steel and LSI Logic continue to enjoy an excellent relationship." He added, "The joint venture served the dual needs of both companies for many years, and now both companies agree that it is in their best interests to pursue their own independent strategies."

  The total purchase price for the KSC 45% interest is $175,000,000 to be paid to KSC over eight years (the "Obligation"). The transaction is being accounted for as a purchase that will replace the minority interest in NSI and result in a slight asset step up based upon fair values. The Company has defeased the Obligation through payment of approximately $125,000,000 to an unrelated third party and, accordingly, the Company has been unconditionally released from the Obligation by KSC.

                        SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 1995                   LSI LOGIC CORPORATION

                                         /s/ David E. Sanders
                                         David E. Sanders, Vice President,
                                         General Counsel & Secretary